Exhibit (a)(1)(BBB)

Offer to Purchase

for Cash

All Outstanding Shares of

Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

Nectarine Acquisition Corp.,

a wholly owned subsidiary of

Omnicare, Inc.

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

NeighborCare, Inc.

at

$34.75 Net Per Share

by

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 27, 2005, UNLESS THE OFFER IS EXTENDED.

July 13, 2005

To Our Clients:

Enclosed for your consideration is a Supplement, dated July 13, 2005 (the “Second Supplement”), to the Offer to Purchase, dated June 4, 2004 (the “Offer to Purchase”) as amended and supplemented by the Supplement to the Offer to Purchase, dated June 16, 2005 (the “First Supplement”), and the related revised (pink) Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by Omnicare, Inc., a Delaware corporation (“Omnicare”), through Nectarine Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Omnicare, to purchase for cash all of the issued and outstanding shares of common stock, par value $0.02 per share, including the associated preferred stock purchase rights (the “Shares”), of NeighborCare, Inc., a Pennsylvania corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The revised (pink) Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.	The tender price is $34.75 per Share, net to you in cash, without interest and less required withholding taxes.

2.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on July 27, 2005, unless the Offer is extended.

3.	The Offer is conditioned upon, among other things, the following:

(i)	The Company’s shareholders having validly tendered and not withdrawn prior to the Expiration Date (as defined in the Second Supplement) of the Offer that number of Shares which, after giving effect to the consummation of the Offer, represent at least a majority of the total voting power of all of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, determined on a fully diluted basis, calculated as all of the outstanding Shares plus any Shares underlying each outstanding option; and

(ii)	Omnicare having available to it proceeds of the financings contemplated by its amended and restated commitment letter or such other financings that are sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger and to refinance all debt of the Company that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof and to pay all related fees and expenses.

4.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 6, 2005 (the “Merger Agreement”), by and among Omnicare, Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser and further provides that the Purchaser will be merged with and into the Company (the “Proposed Merger”) as promptly as possible following the satisfaction or waiver of each of the conditions to the Proposed Merger set forth in the Merger Agreement. Following the Proposed Merger, the Company will continue as the surviving corporation, wholly owned by Omnicare, and the separate corporate existence of Purchaser will cease.

5.	The board of directors of the Company has unanimously (1) approved the Merger Agreement, the Offer and the Proposed Merger, (2) determined that the Offer, the Proposed Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of the Company and the Company’s shareholders and (3) recommended that the Company’s shareholders accept the Offer and tender their shares pursuant to the Offer and (if required by applicable Pennsylvania law) approve the Merger Agreement.

6.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the revised (pink) Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Lazard Frères & Co. LLC and Lehman Brothers Inc., the Dealer Managers for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 (“Procedure for Tendering Shares”) of the Offer to Purchase, (ii) the revised (pink) Letter of Transmittal, the revised (green) Letter of Transmittal or original (blue) Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the revised (pink) Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF

COMMON STOCK

OF

NEIGHBORCARE, INC.

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated June 4, 2004, the First Supplement to the Offer to Purchase, dated June 16, 2005, the enclosed Second Supplement to the Offer to Purchase, dated July 13, 2005 and the related revised (pink) Letter of Transmittal, in connection with the offer by Omnicare, through Purchaser, to purchase all of the outstanding shares of common stock, par value $0.02 per share, including the associated preferred stock purchase rights (the “Shares”), of the Company.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase, the First Supplement, the Second Supplement and the related revised (pink) Letter of Transmittal.

Number of Shares to be Tendered: Shares* Dated:	Signature(s) Please type or print name(s) Please type or print address Area Code and Telephone Number Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.